Exhibit (a)(1)(E)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS PARTICIPATING IN
THE OPTION EXCHANGE PROGRAM CONFIRMING RECEIPT OF ELECTION FORM

Date:
To:
From:	Endwave Corporation
Re:	Confirmation of Receipt of Election Form
This message confirms that we have received your Election Form. If your Election Form is properly completed and signed, and all eligibility requirements are met, we expect to accept your eligible option grants elected for exchange, subject to the terms and conditions set forth in the exchange offer, promptly following the expiration of the exchange offer at 5:00 p.m., Pacific Time, on September 9, 2009, unless this exchange offer is extended by us. If you did not strike through any grants on your Eligible Option Information Sheet, then all of the identified eligible option grants will be cancelled upon expiration of the exchange offer.
Unless you withdraw your tendered eligible option grants by providing us a properly completed and signed Notice of Withdrawal before 5:00 p.m., Pacific Time, on September 9, 2009 (or, if the exchange offer is extended, before the new termination date), we will cancel all eligible option grants that you have properly tendered for exchange. If you do not withdraw your tendered eligible option grants and we accept your eligible option grants for exchange, promptly following the expiration of this exchange offer we will provide you with a “confirmation letter” confirming that your eligible option grants have been accepted for exchange and have been cancelled. Your Election Form may be changed or revoked at any time by delivering a new properly completed and signed Election Form bearing a later date so long as we receive it before the expiration of the exchange offer.
You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Curt Sacks at 130 Baytech Drive, San Jose, California, 95134, or by calling (408) 522-3127 or sending an email to curt.sacks@endwave.com.